AMENDMENT NO. 1

to Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 1 (this “Amendment”) to the Administration, Bookkeeping and Pricing Services Agreement, as amended, is dated as of August 15, 2018 and entered into by and between XAI Octagon Floating Rate & Alternative Income Term Trust, organized as a statutory trust under the laws of Delaware (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS have previously entered into an Administration, Bookkeeping and Pricing Services Agreement, dated as of September 26, 2017 (the “Agreement”), pursuant to which ALPS provides the Trust with certain administrative, bookkeeping and pricing services; and

WHEREAS, the Trust and ALPS wish to supplement the Agreement to provide for certain additional services to be performed by ALPS and to set forth the fees to be paid for those additional services.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.

Services.   ALPS will provide the Trust with the additional services (the “Additional Services”) described in Appendix I, attached hereto. Except as otherwise may be set forth herein, the provision of the Additional Services and duties of each party in connection therewith will be governed under the terms and conditions of the Agreement.

2.

Compensation.   In consideration of the Additional Services performed under this Amendment, the Trust shall pay ALPS the fees listed in Appendix II, attached hereto. The imposition of such fees will be retroactively effective beginning July 1, 2018. These fees are subject to an annual cost of living increase, as further described in Section 2(a) of the Agreement.

3.	Terms Applicable to the Additional Services. The Additional Services provided under this Amendment will be governed by the terms and conditions of the Agreement.

4.

Term, Termination, Survival and Modification.  This Amendment shall become effective as of the date first written above and continue thereafter until the termination of the Agreement. This Amendment cannot be modified except by a written agreement signed by both parties.

5.

Miscellaneous.    Except to the extent expressly amended or supplemented hereby, the provisions of the Agreement remain in full force and effect. All capitalized terms used in this Amendment and not defined herein shall have the meaning ascribed to them in the Agreement. This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.

Governing Law.     The provisions of this Amendment shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TERM TRUST

By:	/s/ Theodore J. Brombach
Name:	Theodore J. Brombach
Title:

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX I

Additional Services

The following Additional Services are to be performed by ALPS for the compensation noted in Appendix II.

Fund Administration

●	Prepare quarterly financial statements two times per year (utilizing templates for standard layout and printing) to include:
◾	Income Statement
◾	Statement of Assets and Liabilities
◾	Statement of Cash Flows
◾	Financial Highlights

The quarterly financial statements will be delivered within 60 days after the end of each quarter.

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by ALPS.

APPENDIX II

Compensation

Fees for the Additional Services:

The Trust will pay to ALPS an additional fee, payable monthly, of $14,000* per annum for the Additional Services. This fee is in-addition to the other fees incurred by the Trust under the Agreement.

* This fee is subject to an annual cost of living adjustment as described in Section 2(a) of the Agreement.

Out-of-Pocket Expenses:

All out-of-pocket expenses are passed through to the Trust at cost, including but not limited to: third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, travel expenses to Board meetings and on-site reviews, printing, filing and mailing fees, FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), registered representative state licensing fees, customized programming/enhancements, Blue Sky permit processing fees and state registration fees, SOC1 control review reports, and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under the Amendment.

4